SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 8-K/A

                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


                       Date of Report: September 30, 1999
                        (Date of earliest event reported)


                              NATHAN'S FAMOUS, INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)



     Delaware                         0-3189                        11-3166443
--------------------------------------------------------------------------------
 (State or other                   (Commission                    (IRS Employer
 jurisdiction of                   File Number)                   Identification
  incorporation)                                                      Number)


1400 Old Country Road, Westbury, New York                              11590
--------------------------------------------------------------------------------
(Address of principal executive offices)                             (Zip Code)



Registrant's telephone number including area code                 (516) 338-8500




--------------------------------------------------------------------------------
         (Former name of former address, if changed since last report.)

ITEM 7.   Financial Statements, Pro Forma Financial
          Information and Exhibits
          -----------------------------------------

     (a) Financial Statements of Business Acquired. The financial statements of Miami Subs Corporation are attached hereto.
     (b) Pro forma Financial Information. The required pro forma financial information is attached hereto.
     (c) Exhibits.

     23  Consent of KPMG LLP

                             MIAMI SUBS CORPORATION


                                  MAY 31, 1999


                        CONSOLIDATED FINANCIAL STATEMENTS

                          Independent Auditors' Report


The Board of Directors and Shareholders
Miami Subs Corporation:

We have audited the accompanying consolidated balance sheets of Miami Subs Corporation and subsidiaries as of May 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended May 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Miami Subs
Corporation and subsidiaries as of May 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended May 31, 1999 in conformity with generally accepted accounting principles.


                                       /s/KPMG LLP


Fort Lauderdale, Florida
August 6, 1999

                             MIAMI SUBS CORPORATION
                           CONSOLIDATED BALANCE SHEETS

                                                                        May 31       May 31
                                                                         1999        1998
                                                                     -----------  -----------
ASSETS
------
CURRENT ASSETS
Cash and cash equivalents (including unexpended marketing fund
 contributions of $1,680,000 and $970,000, respectively)             $ 4,775,000  $ 3,457,000
Notes and accounts receivable - net                                    1,382,000    1,743,000
Food and supplies inventories                                            173,000      179,000
Other                                                                    183,000       77,000
                                                                     -----------  -----------
Total Current Assets                                                   6,513,000    5,456,000

Notes receivable                                                       4,867,000    6,076,000
Property and equipment - net                                          11,003,000   11,612,000
Intangible assets - net                                                6,304,000    6,718,000
Other                                                                    501,000      464,000
                                                                     -----------  -----------
TOTAL                                                                $29,188,000  $30,326,000
                                                                     ===========  ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------
CURRENT LIABILITIES
Accounts payable and accrued liabilities                             $ 5,041,000  $ 4,276,000
Current portion of notes payable and capitalized lease obligations       908,000    1,092,000
                                                                     -----------  -----------
Total Current Liabilities                                              5,949,000    5,368,000
Long-term portion of notes payable and capitalized lease obligations   4,764,000    5,613,000
Deferred franchise fees and other deferred income                        903,000    1,577,000
Accrued liabilities and other                                            965,000    1,735,000

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY
Common stock, $.01 par value; authorized 12,500,000 shares                71,000       71,000
Additional paid-in capital                                            24,777,000   24,777,000
Accumulated deficit                                                   (6,634,000)  (7,208,000)
                                                                     -----------  -----------
                                                                      18,214,000   17,640,000
Note receivable from sale of stock                                           -       (563,000)
Treasury Stock                                                        (1,607,000)  (1,044,000)
                                                                     -----------  -----------
Total Shareholders' Equity                                            16,607,000   16,033,000
                                                                     -----------  -----------
TOTAL                                                                $29,188,000  $30,326,000
                                                                     ===========  ===========

See accompanying notes to consolidated financial statements.

                             MIAMI SUBS CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                       Year Ended May 31,

                                                   1999        1998         1997
                                               -----------  -----------  -----------
REVENUES
--------
Restaurant sales                               $18,369,000  $18,088,000  $28,180,000
Revenues from franchised restaurants             4,462,000    4,293,000    4,514,000
Net gain from sales of restaurants                  70,000       25,000      868,000
Interest income                                    584,000      678,000      612,000
Other revenues                                     374,000      350,000      259,000
                                               -----------  -----------  -----------
Total                                           23,859,000   23,434,000   34,433,000
                                               -----------  -----------  -----------
EXPENSES
--------
Restaurant operating costs                      17,042,000   17,138,000   26,042,000
General, administrative and franchise
 costs                                           3,485,000    3,336,000    5,667,000
Depreciation and amortization                    1,494,000    1,444,000    1,837,000
Interest expense                                   611,000      780,000      903,000
Loss on impairment of restaurants                  220,000          -        375,000
Merger and related costs                           299,000          -            -
                                               -----------  -----------  -----------
Total                                           23,151,000   22,698,000   34,824,000
                                               -----------  -----------  -----------
Income (loss) before provision for
 income taxes                                     708,000       736,000     (391,000)
Provision for income tax                          134,000                    211,000            -
                                               -----------  -----------  -----------
Net income (loss)                              $  574,000   $   525,000  $  (391,000)
                                               ==========   ===========  ===========
Net income (loss) per share:
  Basic                                            $ 0.09         $0.08       $(0.06)
                                                   ======         =====       ======
  Diluted                                          $ 0.09         $0.08       $(0.06)
                                                   ======         =====       ======
Shares used in computing net income
 (loss) per share:
  Basic                                         6,733,000     6,780,000    7,061,000
                                               ==========   ===========  ===========
  Diluted                                       6,733,000     6,780,000    7,061,000
                                               ==========   ===========  ===========

See accompanying notes to consolidated financial statements.

                                  MIAMI SUBS CORPORATION
                      CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                     For The Years Ended May 31, 1999, 1998, and 1997

                                                                          Additional
                       Preferred    Preferred      Common      Common     Paid-In   Accumulated     Note      Treasury
                      Stock Shares Stock Amount Stock Shares Stock Amount  Capital     Deficit   Receivable-    Stock      Total
                      ------------ ------------ ------------ ------------ --------- -----------  -----------  --------     -----
Balance at May 31,1996   251,375    $2,000      6,809,710     $69,000  $24,777,000 $(7,342,000) $(563,000)              $16,943,000
Preferred stock
 conversions            (251,375)   (2,000)       251,375       2,000
Acquisition of treasury
 stock - at cost                                                                                           $(1,044,000)  (1,044,000)
Net Loss                                                                              (391,000)                            (391,000)
                         -------    ------      ---------     -------- ----------- -----------  ---------   ----------  -----------
Balance at May 31,1997         -         -      7,061,085       71,000  24,777,000  (7,733,000)  (563,000)  (1,044,000)  15,508,000
Net income                                                                             525,000                              525,000
                         -------    ------      ---------     -------- ----------- -----------  ---------   ----------  -----------
Balance at May 31,1998         -         -      7,061,085       71,000  24,777,000  (7,208,000   (563,000)  (1,044,000)  16,033,000
Acquisition of treasury
 stock                         -         -              -            -           -           -    563,000     (563,000)
Net income                                                                             574,000                              574,000
                         -------    ------      ---------     -------- ----------- -----------  ---------   ----------  -----------
Balance at May 31,1999         -         -      7,061,085      $71,000 $24,777,000 $(6,634,000)         -  $(1,607,000) $16,607,000
                         =======    ======      =========     ======== =========== ===========  =========  ===========  ===========

See accompanying notes to consolidated financial statements.

                             MIAMI SUBS CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                            Year Ended May 31,
                                                                            ------------------
                                                                         1999        1998        1997
                                                                      ----------  ----------  ----------
OPERATING ACTIVITIES:
Net income (loss)                                                       $574,000    $525,000  $ (391,000)
Adjustment to reconcile net income (loss) to net cash provided by
  (used in) operating activities:
Depreciation and amortization                                          1,055,000   1,010,000   1,382,000
Amortization of intangible assets                                        439,000     434,000     455,000
Net gain and franchise fees on sales of restaurants                      (95,000)    (25,000) (1,268,000)
Charge associated with note receivable                                         -           -     257,000
Loss on impairment of restaurants                                        220,000           -     375,000
Provision for doubtful accounts                                          114,000           -     150,000
Changes in assets and liabilities:
Decrease (increase) in accounts receivable                                86,000      21,000    (284,000)
Decrease in food and supplies inventories                                  6,000      13,000     189,000
(Increase) decrease in other current assets                             (106,000)          -     141,000
(Increase) decrease in other assets                                      (62,000)     83,000     101,000
Increase (decrease) in accounts payable and accrued liabilities          792,000    (415,000) (1,425,000)
Decrease in deferred franchise fees and other deferred income           (306,000)   (441,000)    (44,000)
                                                                      ----------  ----------  ----------
Net Cash Provided By (Used In) Operating Activities                    2,717,000   1,205,000    (362,000)
                                                                      ----------  ----------  ----------
INVESTING ACTIVITIES:
Purchase of restaurants, property, and equipment                        (941,000)   (264,000)   (794,000)
Proceeds from sales of restaurants                                        80,000      20,000   1,487,000
Payments received on notes receivable                                    560,000     845,000     997,000
                                                                      ----------  ----------  ----------
Net Cash (Used In) Provided By Investing Activities                     (301,000)    601,000   1,690,000
                                                                      ----------  ----------  ----------
FINANCING ACTIVITIES:
Repayment of debt                                                     (1,098,000) (1,714,000) (1,491,000)
Proceeds from borrowings                                                       -     425,000           -
                                                                      ----------  ----------  ----------
Net Cash Used In Financing Activities                                 (1,098,000) (1,289,000) (1,491,000)
                                                                      ----------  ----------  ----------
INCREASE (DECREASE) IN CASH                                            1,318,000     517,000    (163,000)
Cash at beginning of period                                            3,457,000   2,940,000   3,103,000
                                                                      ----------  ----------  ----------
Cash at end of period                                                 $4,775,000  $3,457,000  $2,940,000
                                                                      ==========  ==========  ==========
SUPPLEMENTAL DISCLOSURE OF
  CASH FLOW INFORMATION:
Cash paid for interest                                                  $615,000    $784,000    $904,000
Loans to franchises in connection with sales of restaurants           $1,015,000    $345,000  $6,207,000
Debt assumed in acquisition of restaurant                                $65,000           -    $184,000
Acquisition of restaurants in exchange for notes receivable           $1,331,000  $1,814,000    $180,000
Acquisition of treasury stock in exchange for note receivable           $563,000           -  $1,044,000

See accompanying notes to consolidated financial statements.

                             MIAMI SUBS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Description of Business
     -----------------------

     MIAMI SUBS CORPORATION (the "Company") operates and franchises quick service restaurants under the names "Miami Subs" and "Miami Subs Grill". At May 31, 1999, there were 182 restaurants operating in the Miami Subs system, of which 15 were operated by the Company and 167 were operated by franchisees. Ten of the Company operated restaurants and 114 of the franchised restaurants are located in Florida.

     Principles of Consolidation
     ---------------------------

     The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

     Financial Statement Estimates
     -----------------------------

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and Cash Equivalents
     -------------------------

     Cash and cash equivalents includes cash on hand and on deposit, highly liquid instruments with maturities of three months or less, and unexpended marketing fund contributions of $1,680,000 and $970,000 at May 31, 1999 and 1998, respectively.

     Franchise Operations
     --------------------

     In connection with its franchising operations, the Company receives initial franchise fees, development fees, royalties, contributions to marketing funds, and in certain cases, revenue from sub-leasing restaurant properties to franchisees. Initial franchise fees are recognized as income when substantially all services and conditions relating to the sale of the franchise have been performed or satisfied, which generally occurs when the franchised restaurant commences operations. Development fees are non-refundable and the related agreements require the franchisee to open a specified number of restaurants in the development area within a specified time period or the agreements may be canceled by the Company. Revenue from development agreements is deferred and recognized as restaurants in the development area commence operations on a pro rata basis to the minimum number of restaurants required to be open, or at the time the development agreement is effectively canceled. Royalties, which are based upon a percentage of the franchisee's gross sales, are recognized as income when the fees are earned and become receivable and collectible. Revenue from sub-leasing properties to franchisees is recognized as income as the revenue is earned and becomes receivable and collectible. Sub-lease rental income is presented net of associated lease costs in the accompanying consolidated financial statements.

     Marketing contributions are offset against the related costs incurred. Contributions received in excess of expenditures are classified as current liabilities in the accompanying consolidated financial statements.

     Revenues from franchised restaurants consist of the following:

                                                   Year Ended May 31,
                                                   ------------------
                                             1999           1998          1997
                                          ----------     ----------     ----------
Royalties                                 $4,098,000     $3,687,000     $3,680,000
Franchise and development fees               414,000        598,000        707,000
Sublease rental income (expense) - net       (50,000)         8,000        127,000
                                          ----------     ----------     ----------
Total                                     $4,462,000     $4,293,000     $4,514,000
                                          ==========     ==========     ==========

     Sales of Restaurants
     --------------------

     Gains on the sale of restaurants are recorded as income when the sales are consummated and other conditions are met, including adequacy of down payment and the completion by the Company of its obligations under the contracts. Until such conditions are met, such gains are included in deferred income. Losses on the sale of restaurants are recognized at the time of sale.

     Food and Supplies Inventories
     -----------------------------

     Food and supplies inventories are stated at the lower of cost (first-in, first-out method) or market.

     Property and Equipment
     ----------------------

     Property and equipment are stated at cost less accumulated depreciation and amortization. Additions and renewals are charged to the property accounts and expenditures for maintenance and repairs are charged to operations as incurred. Depreciation and amortization are expensed on the straight-line method over the lesser of the lease term or the estimated useful lives of the assets. Property and equipment at May 31, 1999 includes the carrying value of restaurants totaling $2,321,000 which are operated by third party franchisees pursuant to management agreements with the Company. The management agreement grants to the franchisee the option to acquire the restaurant and its assets generally within a period of one year or less.

     Intangible Assets
     -----------------

     Costs incurred to acquire the trademark and franchise rights to the Miami Subs concept and other intangibles, consisting principally of royalty rights acquired, are amortized over a twenty year period on a straight line basis.

     Restaurants acquired are accounted for under the purchase method and recorded at the estimated fair value of the equipment and building improvements acquired. The excess of cost over the fair value of the assets acquired, including goodwill if any, is amortized using the straight-line method over the remaining term of the underlying property leases, but not in excess of 20 years. At each balance sheet date, the Company evaluates the reliability of goodwill based upon expectations of operating income for each restaurant having a material goodwill balance. Should the Company determine it probable that future estimated undiscounted related operating income from any of its acquired restaurants will be less than the carrying amount of the associated goodwill, an impairment of goodwill would be recognized, and goodwill would be reduced to the amount estimated to be recoverable. The Company believes that no material impairment of goodwill exists at May 31, 1999 and 1998.

     Accounting for the Impairment Of Long-Lived Assets
     --------------------------------------------------

     The Company accounts for the possible impairment of long-lived assets under the provisions of Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting For the Impairment of Long-Lived Assets and For Long-Lived Assets to be Disposed Of." Under SFAS No. 121, the Company evaluates whether events and circumstances have occurred that indicate revision to the remaining useful life or the remaining balances of long-lived assets, including intangible assets and goodwill, may be appropriate. When factors indicate that the carrying amount of an asset may not be recoverable, the Company estimates the future cash flows expected to result from the use of such asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, the Company will recognize an impairment loss equal to the excess of the carrying amount over the fair value of the asset. The Company recognized an impairment loss of $220,000 in 1999 and $375,000 in 1997 to write-down the basis of certain restaurants operated by the Company.

     Income Taxes
     ------------

     Income taxes are accounted for under the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("Statement 109"). Under Statement 109, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the year that includes the enactment date.

     Employee Stock Options
     ----------------------

     As permitted under SFAS No. 123, "Accounting for Stock-Based Compensation," the Company accounts for employee stock-based transactions under Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees," and accordingly, no compensation cost is recognized for stock options issued to employees in the consolidated financial statements.

     Net Income (Loss) Per Share
     ---------------------------

     Basic and diluted earnings per share are calculated in accordance with the provisions of SFAS No. 128, "Earnings per Share." Under SFAS 128, basic earnings per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised. Options and warrants to purchase 1,084,554 shares of common stock at a weighted-average exercise price of $4.44 per share were outstanding at May 31, 1999, but were not included in the computation of diluted earnings per share because the options' exercise price was greater than the average market price of the common shares.

     Earnings per share amounts have been adjusted for all years presented to reflect a one-for-four reverse split of the Company's common stock effective January 1999.

     Disclosures About Fair Value of Financial Instruments
     -----------------------------------------------------

     The estimated fair value of financial instruments has been determined based on available information and appropriate valuation methodologies. The carrying amounts of accounts receivable, accounts payable and accrued liabilities approximate fair value due to the short-term nature of the accounts. The fair value of long-term notes receivable and notes payable approximate the carrying value of such assets and liabilities as of May 31, 1999.

     Segment Information
     -------------------

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for reporting information about a company's operating segments and related disclosures about its products, services, geographic areas of operations and major customers. The Company adopted SFAS No. 131 effective May 31, 1999. Management operates the business of the Company as a single segment. As a result, no additional disclosure was required.

     Reclassification
     ----------------

     Certain 1998 and 1997 balances have been reclassified to conform to the 1999 presentation.

2.   MERGER

     On January 15, 1999, the Company and Nathan's Famous, Inc. ("Nathan's") entered into a definitive merger agreement pursuant to which Nathan's has proposed to acquire all of the outstanding shares of common stock of Miami Subs for shares of Nathan's common stock plus warrants to acquire additional shares of Nathan's common stock. Consummation of the merger is subject to approval by a majority of the shareholders of both Miami Subs and Nathan's and satisfaction of other customary closing conditions. Costs incurred through May 31, 1999 in connection with the merger amounted to $299,000 which have been expensed in the accompanying 1999 Statement of Operations. In November 1998, Nathan's acquired in a private transaction approximately 30% of the outstanding common stock of the Company.

3.   NOTES AND ACCOUNTS RECEIVABLE

     Notes and accounts receivable consist of the following:

                                                                         1999           1998
                                                                      ----------     ----------
    Notes receivable from franchises                                  $5,762,000     $7,112,000
    Royalties and other receivables due from franchisees                 429,000        666,000
    Other                                                                243,000        229,000
                                                                      ----------     ----------
    Total                                                              6,434,000      8,007,000
    Less allowance for doubtful accounts                                (185,000)      (188,000)
                                                                      ----------     ----------
                                                                       6,249,000      7,819,000
    Less notes receivable due after one year                          (4,867,000)    (6,076,000)
                                                                      ----------     ----------
    Notes and accounts receivable-current portion                     $1,382,000     $1,743,000
                                                                      ==========     ==========

     Notes receivable at May 31, 1999 and 1998, principally result from sales of restaurant businesses to franchisees and are generally guaranteed by the purchaser and collateralized by the restaurant businesses and assets sold. The notes are generally due in monthly installments of principal and interest, with interest rates ranging principally between 8% and 12%.

4.   PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                                         1999           1998
                                                                     -----------    -----------
    Land                                                             $ 2,231,000    $ 2,231,000
    Buildings and leasehold improvements                               7,546,000      7,919,000
    Furniture and equipment                                            5,953,000      5,154,000
    Property held under capitalized leases                               632,000        632,000
                                                                     -----------    -----------
    Property and equipment at cost                                    16,362,000     15,936,000
    Less accumulated depreciation and amortization                    (5,359,000     (4,324,000)
                                                                     -----------    -----------
    Property and equipment - net                                     $11,003,000    $11,612,000
                                                                     ===========    ===========

5.  INTANGIBLE ASSETS

    Intangible assets consist of the following:

                                                                        1999           1998
                                                                     -----------    -----------
    Trademark and franchise rights                                   $ 2,797,000    $ 2,774,000
    Excess of costs over fair value of net assets
      acquired and other intangibles                                   5,903,000      5,903,000
                                                                     -----------    -----------
                                                                       8,700,000      8,677,000
    Less accumulated amortization                                     (2,396,000)    (1,959,000)
                                                                     -----------    -----------
    Intangible assets - net                                          $ 6,304,000    $ 6,718,000
                                                                     ===========    ===========

6.   ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

     Accounts payable and accrued liabilities consist of the following:

                                                                         1999           1998
                                                                     -----------    -----------
    Accounts payable                                                 $ 1,165,000    $ 1,113,000
    Accrued wages and related liabilities                                535,000        459,000
    Accrued real estate and sales taxes                                  480,000        564,000
    Accrued legal fees and litigation                                    281,000        211,000
    Marketing fund contributions                                       1,680,000        970,000
    Other                                                                900,000        959,000
                                                                     -----------    -----------
    Total                                                            $ 5,041,000    $ 4,276,000
                                                                     ===========    ===========

7.  NOTES PAYABLE AND CAPITALIZED LEASE OBLIGATIONS

    A summary of notes payable and capitalized lease obligations is as follows:

                                                                        1999            1998
                                                                     -----------    -----------
    Various notes payable to banks at prime plus 1.5%
      (9.25% at May 31, 1999), secured by accounts and
      notes receivable, land, restaurant property and
      equipment and due in monthly payments through 2004             $ 3,863,000    $ 4,420,000
    Note payable at 11.5%, secured by five restaurants
      and equipment, payable in equal monthly installments
      through 2001                                                       500,000        744,000
    8.75% - 11.5%  mortgages and notes  payable,  secured
      by various  restaurant properties and equipment and
      due in varying monthly installments through 2004                   694,000        743,000
    10 3/8% mortgage note payable, secured by corporate
      office building, due in monthly payments through 2007              417,000        451,000
    Note payable at prime plus 2.0% (9.75% at May 31, 1999),
      secured by leased restaurant properties and equipment,
      due in monthly payments through 2001                               113,000        160,000
    Capitalized lease obligations                                         85,000        187,000
                                                                     -----------    -----------
    Total                                                              5,672,000      6,705,000
    Less current portion                                                (908,000)    (1,092,000)
                                                                     -----------    -----------
    Long-term portion                                                $ 4,764,000    $ 5,613,000
                                                                     ===========    ===========

     The above notes are secured by property and equipment with a book value of approximately $6,038,000 at May 31, 1999, and notes and accounts receivable of approximately $2,000,000.

     At May 31, 1999, the approximate annual maturities of notes payable and capitalized lease obligations for each of the five years ending May 31, 2004, are $908,000, $1,611,000, $316,000, $696,000, and $323,000,
     respectively, and $1,818,000 thereafter.

8.   DEFERRED FRANCHISE FEES AND OTHER DEFERRED INCOME

     Deferred franchise fees and other deferred income consist of the following:

                                                            1999        1998
                                                         ----------- -----------
  Development fees                                        $  298,000  $  390,000
  Franchise fees                                             102,000     135,000
  Deferred gains and vendor rebates                          503,000   1,052,000
                                                         ----------- -----------
  Total                                                   $  903,000  $1,577,000
                                                         =========== ===========

9.   INCOME TAXES

     The  primary   components   that  comprise  the  deferred  tax  assets  and
     liabilities are as follows:

                                                            1999        1998
                                                         ----------- -----------
    Deferred tax assets:
      Accounts and notes receivable                      $    67,000 $    68,000
      Other liabilities and reserves                         671,000     796,000
      Deferred income and franchise deposits                 108,000     142,000
      Other                                                   72,000      75,000
      Net operating loss and other carry-forwards          2,289,000   2,604,000
        Less valuation allowance                          (2,118,000) (2,761,000)
                                                         ----------- -----------
      Net deferred tax assets                              1,089,000     924,000
                                                         =========== ===========
    Deferred tax liabilities:
      Property and equipment                                 545,000     466,000
      Intangible assets                                      247,000     217,000
      Other                                                  297,000     241,000
                                                         ----------- -----------
      Total deferred tax liabilities                       1,089,000     924,000
                                                         ----------- -----------
    Net deferred tax assets                              $        -  $         -
                                                         =========== ===========

     The net change in the valuation allowance for the year ended May 31, 1999 was a decrease of $643,000.

     At May 31, 1999 and 1998, the Company had no deferred tax assets or liabilities reflected on its consolidated financial statements since net deferred tax assets are offset by a valuation allowance. In assessing the reliability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the level of historical operating results, scheduled reversal of deferred tax liabilities, and projected future taxable income in making this assessment.

     The difference between the actual tax provision and the tax provision by applying the statutory federal income tax rate is attributable to the following:

                                              1999        1998        1997
                                              ----        ----        ----
    Statutory federal income tax rate         34.0%       34.0%      (34.0)%
    Intangible costs amortized                 5.4         4.9        12.5
    Merger costs                              14.4          -           -
    Charge associated with note receivable      -           -         22.3
    Other                                     11.2         3.4         3.8
    Change in valuation allowance            (46.1)      (16.4)       (4.6)
                                              ----        ----        ----
    Effective income tax rate                 18.9%       25.9%         -  %
    =========================                 ====        ====        ====

     At May 31, 1999, the Company's tax returns reflect net operating loss carry-forwards of approximately $5.5 million which are available to reduce future taxable income through 2012 (subject to limitations imposed under the Internal Revenue Code regarding changes in ownership which limits utilization of $2.8 million of the carry-forwards on an annual basis to approximately $340,000). The Company also has general business credit carry-forwards of approximately $274,000 which can be used to offset tax liabilities through 2010. The Company's federal income tax returns for fiscal years 1991 through 1996, inclusive, have been examined by the Internal Revenue Service. The reports of the examining agent issued in connection with these examinations indicate that additional taxes and penalties totaling approximately $2.4 million are due for such years. The Company is appealing substantially all of the proposed adjustments. Due to net operating losses anticipated to be lost in connection with the examination, the Company has accrued $345,000 for this matter and believes that such accruals are adequate.

10.  COMMITMENTS AND CONTINGENCIES

     The Company is the prime lessee under various land and building leases for restaurants operated by the Company and its franchisees. The leases generally have initial terms ranging from five to 20 years and usually provide for renewal options ranging from five to 20 years. Most of the leases contain escalation clauses and common area maintenance charges (including taxes and insurance). Certain of the leases require additional (contingent) rental payments if sales volumes at the related restaurants exceed specified limits. Base rent expense for Company operated restaurants for the years ended May 31, 1999, 1998, and 1997, was approximately $1,667,000, $1,561,000, and $2,214,000, respectively. Additional
     (contingent) rental payments were approximately $43,000, $44,000, and $54,000, respectively, in 1999, 1998, and 1997.

     The Company also owns or leases sites which it leases or subleases to franchisees. The Company remains liable for all lease costs when properties are subleased to franchisees. In addition, the Company guarantees the lease payments of two franchised locations, aggregating approximately $82,000 through June 2000.

     The Company also subleases non-Miami Subs locations to third parties. Such sub-leases provide for minimum annual rental payments by the Company aggregating approximately $118,000 and expire on various dates through 2004 exclusive of renewal options.

     The Company's future minimum rental commitments and sublease rental income as of May 31, 1999 for all noncancellable capital and operating leases are as follows:

                                                           Capital    Operating      Sublease
    Fiscal Year                                             Leases     Leases     Rental Income
    -----------                                          ----------- -----------  -------------
    2000                                                 $  89,000   $ 5,354,000    $3,214,000
    2001                                                    12,000     5,180,000     3,045,000
    2002                                                    12,000     4,690,000     2,626,000
    2003                                                    12,000     3,981,000     2,218,000
    2004                                                    12,000     3,222,000     2,002,000
    Thereafter                                              69,000    19,299,000    11,614,000
                                                         ---------   -----------   -----------
    Total                                                  206,000   $41,726,000   $24,719,000
                                                                     ===========   ===========
    Less amount representing interest                      (46,000)
                                                         ---------
    Present value of future minimum lease payment         $160,000
                                                         =========

     The Company guarantees certain equipment financing for franchisees with a third party lender. The Company's maximum obligation for loans funded by the lender as of May 31, 1999, was approximately $1.2 million.

     Litigation
     ----------

     In January, 1992, the Company filed a Petition for Declaratory Judgment against a third party seeking to dissolve an alleged joint venture between the Company and the third party. The third party opposed the dissolution, counterclaimed, and sought damages arising from amounts expended in developing new locations and lost profits from the termination of the joint venture. A bench trial was completed in April 1995, and the court subsequently awarded the defendant damages in the amount of $241,000 plus costs and attorney fees. The case was appealed by both the Company and the third party, and in November 1996, the appeal was argued before the Supreme Court of New Hampshire. In December 1997, the Supreme Court ruled in favor of the Company, vacated the damage award, reversed the award of attorney fees, and remanded to a trial court for a determination of damages for the alleged breach of fiduciary duty to the partnership. In May 1998, the trial court awarded the third party compensatory damages in the amount of $200,000, which is being appealed by the Company. The Company is fully accrued for this matter at May 31, 1999.

     In connection with the above case and the favorable resolution of other legal matters, in 1998 the Company reduced its legal accrual by $219,000.

     In January 1999, the Company was served with a class action lawsuit which was filed against the Company, its directors, and Nathan's Famous, Inc. in a Florida state court by a shareholder of the Company. The suit alleges that the proposed merger between the Company and Nathan's, as contemplated by the companies non-binding letter of intent, is unfair to the Company's shareholders and constitutes a breach by the defendants of their fiduciary duties to the shareholders of the Company. The plaintiff seeks among other things (i) class action status; (ii) preliminary and permanent injunctive relief against consummation of the proposed merger and (iii) unspecified damages to be awarded to the shareholders of the Company. In March 1999, the court granted the plaintiff leave to amend the complaint and on April 8, 1999, the plaintiff filed an amended complaint. Miami Subs filed a motion to dismiss the complaint on April 13, 1999 while Nathan's filed a motion to dismiss on April 29, 1999. On May 21, 1999, the court considered these motions to dismiss, but has yet to make a ruling. All discovery has been stayed pending the court's ruling. The Company believes that the suit is without merit and intends to defend against it vigorously.

     The Company and its subsidiaries are parties to various other legal actions arising in the ordinary course of business. The Company is vigorously contesting these actions and currently believes that the outcome of such cases will not have a material adverse effect on the Company.

11.  STOCK OPTION PLAN AND WARRANTS

     The Company's stock option plan provides for the granting of non-qualified stock options for the purchase of up to 1,875,000 shares of common stock of the Company by directors, officers, employees and consultants. Under the terms of the plan, options have been granted for a term of 10 years at a price not less than the market value of the common stock on the date of grant. The options vest at the date of grant or at varying rates over a two or three year period from the date of grant.

     The following is a summary of stock option activity under the plan during each of the last three years:

                                          Shares Under Weighted Average
                                              Option    Price Per Share
                                          ------------ ----------------

    Balance at May 31, 1996                  1,443,025     $11.16
      Granted                                   23,500       3.40
      Canceled                                (362,350)      8.44
                                             ---------     ------
    Balance at May 31, 1997                  1,104,175      11.96
      Granted and repriced                     487,500       3.00
      Canceled                                (962,250)     12.48
                                             ---------     ------
    Balance at May 31, 1998                    629,425      $4.24
      Granted                                  344,104       2.07
      Canceled                                 (16,375)      3.00
                                             ---------     ------
    Balanced at May 31, 1999                   957,154     $ 3.49
                                             =========     ======
    Options exercisable at May 31, 1999        957,154     $ 3.49
                                             =========     ======

     At May 31, 1999, the weighted average remaining contract life of all outstanding options under the plan was 6.29 years and the range of exercise prices was $2.07 - $10.76.

     The weighted average fair value of options granted during 1999, 1998, and 1997 was $1.48, $1.72, and $1.91, respectively.

     During 1998, 341,500 outstanding stock options at an average exercise price of $8.80 per share were amended to reduce the exercise price to $3.00 per share, representing the market value of the common stock at the time of the amendment.

     The Company accounts for employee stock options in accordance with the intrinsic value method prescribed in APB No. 25. Accordingly, no compensation cost is recognized at the time stock options are granted. Had employee compensation expense been determined based on the fair value at the grant date for options granted in each of the last three years consistent with the provisions of SFAS No. 123, net income (loss) would have been $162,000, $(57,000), and $(334,000), and basic and diluted net income (loss) per share would have been $ .02, $( .01), and $( .05), respectively. The fair market value of each option grant was estimated using the Black-Scholes option pricing model with the following weighted average assumptions: expected option term of 10 years; expected volatility of 58.2% in 1999 and 27.1% in 1998 and 1997; risk free interest rate of 6.25% in 1999 and 6.75% in 1998 and 1997; and zero dividend yield.

     At May 31, 1999, 102,400 options and 25,000 warrants are outstanding outside of the Company's stock option plan at average exercise prices of $8.64 and $24.00 per share, respectively.

12.  RELATED PARTY TRANSACTIONS

     At May 31, 1999, the Company leased five restaurant properties from Kavala, Inc., a private company owned by the Company's former chairman of the board and chief executive officer, Gus Boulis. Rent expense for all leases between the Company and Kavala was $381,000 in 1999, $424,000 in 1998, and $412,000 in 1997. Future minimum rental commitments due to Kavala at May 31, 1999 under these existing leases was approximately $1.5 million. In fiscal year 1997, the Company leased a then vacant, non-Miami Subs property to a company owned by Boulis. The Company believes that rents charged under these leases are not materially different from the rents that would have been incurred or obtained from leasing arrangements with unaffiliated parties or on a stand alone basis. In November 1998, Boulis resigned all positions with the Company.

     In February 1998, the Company entered into a management agreement with Boulis providing for the Company to manage an existing Miami Subs Grill restaurant owned by Boulis for a fee of 5.0% of the restaurant's gross restaurant sales. The agreement was terminated in June 1998 upon the sale of the restaurant to a third party franchisee.

     Mr. Bartsocas, a former officer of the Company, is also an officer and director of Subies Enterprises, Inc. ("Subies"), a franchisee of the Company. Under an agreement which was entered into in 1991 between the Company and Subies, Subies paid a franchise fee of $5,000 for each of five restaurants developed by Subies, and Subies was exempt from paying royalty fees on the restaurants as long as the restaurants were owned by Subies. Two of the five restaurants developed by Subies have been sold to independent franchisees as of May 31, 1999.

     Mr. Donald L. Perlyn has been an officer of the Company since 1990, a director since 1997, and president and chief operating officer of the Company since July 1998. Mr. Perlyn is also an officer and principal of DEMAC Restaurant Corp. which owned and operated a Miami Subs Grill restaurant in Florida. In connection with his appointment as president in July 1998, Miami Subs acquired the restaurant from DEMAC for existing indebtedness on the restaurant totaling approximately $270,000 which was paid by the Company.. In December 1998, the Company canceled a loan to Mr. Perlyn in the principal amount of approximately $85,000. The loan had accrued interest at a rate of prime plus 1.5% and was due in full in June 1999.

     Mr. Bruce Galloway, a member of the board of directors of Miami Subs, is the chairman of the board of Arthur Treacher's, Inc. In 1998, Miami Subs and Arthur Treacher's entered into a co-branding test agreement which provided for a test of the sale of Arthur Treacher's products in certain existing Miami Subs restaurants. In August 1998, Miami Subs and Arthur Treacher's entered into an agreement which provides for the sale of Arthur Treacher's products in all existing Miami Subs restaurants pursuant to the terms of the agreement. In April 1999, the agreement was amended to grant Miami Subs the exclusive right to co-brand the Arthur Treacher's concept and products in the United States and to include future developed Miami Subs restaurants and other fast food restaurants. At May 31, 1999, seven Company-operated restaurants and 38 franchised restaurants were selling Arthur Treacher's products.

     In January 1999, a Company-operated restaurant began selling Nathan's all-beef frankfurters and fresh, crinkle-cut french fries on a test basis. A franchise agreement was executed in February 1999.

                UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS


     Basis of Presentation

     On November 25, 1998, Nathans acquired 8,121,000 shares of Miami Subs in a private purchase transaction from Gus Boulis in consideration of the sum of $4.2 million in cash. After giving effect to the 1-for-4 reverse stock split Nathans owns 2,030,250 shares. These shares represent approximately 30% of the issued and outstanding shares of Miami Subs. This transaction was accounted for under the equity method of accounting for investments. On January 15, 1999, Nathans entered into the merger agreement with Miami Subs pursuant to which Nathans was to acquire the remaining outstanding shares of Miami Subs in exchange for approximately 2,319,000 shares of Nathans common stock and approximately 580,000 warrants. On September 28, 1999, the merger was approved by the stockholders of Nathans and on September 30, 1999, the merger was approved by the shareholders of Miami Subs. Accordingly, the merger was consummated on September 30, 1999 and Nathans acquired in a merger transaction the approximately 70% of Miami Subs that it did not already own for 2,18,179 shares of Nathans common stock and 579,636 Nathans common stock purchase warrants. As a result of the merger, Miami Subs became a wholly-owned subsidiary of Nathans.

     The unaudited pro forma balance sheet combines the audited consolidated balance sheet of Miami Subs as of May 31, 1999 with the unaudited consolidated balance sheet of Nathans as of June 27, 1999 as if the purchase had occurred on June 27, 1999. The unaudited pro forma income statement for the year ended March 28, 1999 combines Nathans' results of operations for the year ended March 28, 1999 with Miami Subs' results of operations for the year ended May 31, 1999, assuming that the transaction occurred at the beginning of Nathans' fiscal period. The unaudited pro forma income statement for the thirteen weeks ended June 27, 1999 combines Nathan's results of operations for the thirteen weeks ended June 27, 1999 with Miami Subs' results of operations for the quarter ended May 31, 1999 assuming that the transaction occurred at the beginning of Nathans' fiscal period.

     Separate pro forma statements of operations have been presented for the following circumstances: (1) Nathans 30% acquisition of the then outstanding Miami Subs common stock and (2) the proposed acquisition of the remaining 70% outstanding shares of Miami Subs.

     Nathans is evaluating whether to continue the strategy of providing financing to Miami Subs franchisees and may offer financial incentives to motivate franchisees to repay their notes before maturity. In this regard, any changes in Nathans' business strategy going forward may result in some asset amounts being realized at amounts that may be materially less than the carrying amounts already reflected in the accompanying Miami Subs balance sheet and a portion may be a non-recurring charge to the income statement.

     The unaudited pro forma financial statements should be read in conjunction with Nathans' consolidated financial statements and related notes, and the financial statements and related notes of Miami Subs. The pro forma adjustments are based upon the historical financial position and results of operations for the periods presented. The pro forma financial data does not purport to represent what Nathans' consolidated financial position or results of operations would actually have been if the investment in Miami Subs had occurred at the dates indicated, or to project Nathans financial position or results of operations for any future period. The pro forma combined results may not be comparable to or indicative of future performance. The pro forma adjustments are based upon available information and upon assumptions that Nathans' believes are reasonable under the circumstances; however, the actual recording of the merger will be based on ultimate appraisals, evaluations and estimates of fair market values.
     Nathans does not expect the actual recording of the merger to vary materially from the pro forma financial statements.

                     NATHAN'S FAMOUS, INC. AND SUBSIDIARIES
                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                               AS OF JUNE 27, 1999
                    (In thousands, except per share amounts)

ASSETS
                                                                                    Pro Forma
                                                             Nathans   Miami Subs   Adjustments    Pro Forma
                                                             -------   ----------   -----------    ---------
Current assets:

      Cash and cash equivalents                                $1,600     $4,775       ($716) (a)    $5,659
      Marketable investment securities                          3,296                                 3,296
      Franchise and other receivables, net                      1,808      1,382                      3,190
      Inventory                                                   422        173                        595
      Prepaid expenses and other current assets                   267        183                        450
      Deferred income taxes                                       622                                   622
                                                               ------     ------      ------         ------
           Total current assets                                 8,015      6,513        (716)        13,812



Notes receivable                                                    -      4,867                      4,867
Property and equipment, net                                     6,166     11,003                     17,169
Intangible assets, net                                         12,634      6,304      (3,159) (d)    15,779
Investment in affiliate                                         4,461                 (4,461) (e)         -
Deferred income taxes                                             892                                   892
Other assets, net                                                 190        501                        691
                                                               ------     ------      ------         ------
                                                               24,343     22,675      (7,620)        39,398

                                                              $32,358    $29,188     ($8,336)       $53,210
                                                              =======    =======      ======        =======
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Accounts payable and accrued expenses                    $5,211      $5,041                    $10,252
     Deferred franchise fees                                     136                                    136
     Current maturities of notes payable
      and obligations under capital leases                         -         908                        908
                                                               ------     ------      ------         ------
         Total current liabilities                              5,347      5,949           -         11,296


Obligations under notes payable and
    capital leases, net of current maturities                       -      4,764                      4,764
Deferred franchise fees and other deferred revenue                  -        903                        903
Other liabilities                                                 194        965                      1,159
                                                               ------     ------      ------         ------
    Total liabilities                                           5,541     12,581           -         18,122

Stockholders' equity:
    Common stock                                                   47         71          23 (b)         70
                                                                                         (71)(c)
    Additional paid-in capital                                 32,423     24,777       7,699 (b)     40,671
                                                                                     (24,777)(c)
                                                                                         549 (d)
    Accumulated deficit                                        (5,653)    (6,634)      6,634 (c)     (5,653)
    Treasury stock                                                        (1,607)      1,607 (c)          0
                                                               ------     ------      ------         ------
         Total stockholders' equity                            26,817     16,607      (8,336)        35,088

                                                              $32,358    $29,188     ($8,336)       $53,210
                                                              =======    =======      ======        =======

The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

                     NATHAN'S FAMOUS, INC. AND SUBSIDIARIES
                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
        FOR THE THIRTEEN WEEKS ENDED JUNE 27, 1999 (In thousands, except per share amounts)

                                              Pro Forma                           Pro Forma
                                   Nathans   Adjustments   Nathans   Miami Subs   Adjustments  Pro forma
                                   -------   -----------   -------   ----------   -----------  ---------
Sales                               $6,608                 $6,608      $4,653                   $11,261
Franchise fees and royalties           963                    963       1,186                     2,149
License royalties                      406                    406           0                       406
Investment and other income             97                     97         227           10 (c)      334
                                    ------         ---     ------      ------          ---      -------
    Total revenues                   8,074           0      8,074       6,066           10       14,150


Costs and expenses
    Cost of sales                    4,080                  4,080       3,057                     7,137
    Restaurant operating expenses    1,529                  1,529       1,105                     2,634
    Depreciation and amortization      259                    259         290                       549
    Amortization of intangibles        113                    113         111          (40)(d)      184
    General and administrative       1,283                  1,283       1,035           17 (e)    2,335
    Interest expense                     -                      0         132            -          132
    Loss on impairment of assets         -                      0         220                       220
    Merger costs                         -                      0         155          155 (f)        0
                                    ------         ---     ------      ------          ---      -------
     Total costs and expenses        7,264           0      7,264       6,105         (178)      13,191
                                    ------         ---     ------      ------          ---      -------
Earnings before tax                    810           0        810         (39)         188          959
Income taxes                           341           0        341          (8)           0          333
                                    ------         ---     ------      ------          ---      -------
Net income                          $  469          $0     $  469        ($31)        $188      $   626
                                    ======         ===     ======      ======         ====      =======
PER SHARE INFORMATION

  Net earnings per share
       Basic                         $0.10                                                        $0.09
                                     =====                                                        =====
       Diluted                       $0.10                                                        $0.09
                                     =====                                                        =====

Shares used in computing net income
       Basic                         4,722                                                        7,041
                                     =====                                                        =====
       Diluted                       4,744                                                        7,063
                                     =====                                                        =====

The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

                     NATHAN'S FAMOUS, INC. AND SUBSIDIARIES
                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
           FOR THE FIFTY-TWO WEEKS ENDED MARCH 28, 1999 (In thousands, except per share amounts)

                                  Pro Forma     Pro Forma
                                   Nathans     Adjustments  Nathans    Miami Subs    Adjustments    Pro forma
                                  --------     -----------  -------    ----------    -----------    ----------
Sales                              $24,511                  $24,511     $18,369                       $42,880
Franchise fees and royalties         3,230                    3,230       4,462                         7,692
License royalties                    1,415                    1,415           0                         1,415
Equity in income of affiliate           26         146 (a)      172           0         (172)(c)            0
Investment and other income            400        (140)(b)      260       1,028                         1,288
                                    ------         ---      -------     -------          ---          -------
  Total revenues                    29,582           6       29,588      23,859         (172)          53,275

Costs and expenses
   Cost of sales                    15,367                   15,367      12,280                        27,647
   Restaurant operating expenses     5,780                    5,780       4,762                        10,542
   Depreciation and amortization     1,065                    1,065       1,055                         2,120
   Amortization of intangibles         384                      384         439         (159)(d)          664
   General and administrative        4,722                    4,722       3,485           67 (e)        8,274
   Interest expense                      1                        1         611                           612
   Other income and expense, net       (47)                     (47)          0                           (47)
   Loss of impairment of assets          0                        0         220                           220
   Merger Costs                          0                        0         299         (299)(f)            0
                                    ------         ---      -------     -------          ---          -------
    Total costs and expenses        27,272           0       27,272      23,151         (391)          50,032
                                    ------         ---      -------     -------          ---          -------
Earnings before tax                  2,310           6        2,316         708          219            3,243
Income tax provision (benefit)        (418)          0         (418)        134            0             (284)
                                    ------         ---      -------     -------          ---          -------
Net income                          $2,728          $6       $2,734        $574        ($219)          $3,527
                                    ======         ===      =======     =======         ====          =======


PER SHARE INFORMATION

Net earnings per share
   Basic                             $0.58                                                              $0.50
                                     =====                                                              =====
   Diluted                           $0.57                                                              $0.50
                                     =====                                                              =====
Shares used in computing net income
   Basic                             4,722                                                              7,041
                                     =====                                                              =====
   Diluted                           4,753                                                              7,072
                                     =====                                                              =====

The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

                     NATHAN'S FAMOUS, INC. AND SUBSIDIARIES
           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1.   UNAUDITED PRO FORMA BALANCE SHEET ADJUSTMENTS:
     ---------------------------------------------

The following pro forma adjustments have been made to the Nathans pro forma combining balance sheet to:

(a) Reflect the estimate of total expenses to be incurred in connection with the merger.

(b) Reflect the issuance of approximately 2,319,000 shares of Nathans common stock and approximately 580,000 of Nathans common stock purchase warrants. The issuance of common stock assumes a $3.1875 per share price and the warrants are valued at $.57 each.

(c) Reflect the elimination of Miami Subs common stock, additional paid in capital, accumulated deficit, and treasury stock.

(d) Represent the difference of the purchase price, including related costs, and the fair value of the net assets acquired. Included in the purchase price is the fair value of Nathans stock options issued in exchange for the vested Miami Subs stock options of approximately $549,000. The fair value of net assets acquired exceeded the purchase price and was recorded as a reduction to Miami Subs' intangible assets.

(e)  Represent the elimination of Nathans 30% investment in Miami Subs.

2.   UNAUDITED PRO FORMA STATEMENTS OF INCOME ADJUSTMENTS:
     ----------------------------------------------------

The following pro forma adjustments have been made to Nathans pro forma combining statements of income:

Acquisition of 30% interest in Miami Subs
-----------------------------------------

(a)  Reflects Nathans 30% equity in Miami Subs' net income.

(b) Reflects adjustment to reduce the tax exempt interest income earned on the marketable investment securities used to purchase 30% of Miami Subs common stock.

Acquisition of remaining 70% of Miami Subs
------------------------------------------

(c) Represents the elimination of Nathans 30% pro forma share of equity in Miami Subs' net income.

(d) Reflects amortization adjustment arising from the difference between the purchase price, including related costs, and the fair value of net assets acquired.

(e) Reflects the additional costs of employment contracts entered into in connection with the merger over historical compensation costs of those individuals.

(f)  Represents the reversal of merger costs incurred by Miami Subs.

                                   SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                   NATHAN'S FAMOUS, INC.

                                   By: /s/ Ronald DeVos
                                       -----------------------
                                       Ronald DeVos, Secretary
Dated: December 3, 1999